UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Crawford & Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 8, 2019

April 29, 2019

Dear Shareholders:

This letter supplements the Proxy Statement dated April 10, 2019 (the “Proxy Statement”) provided to shareholders of Crawford & Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 8, 2019 (the “Annual Meeting”). At the Annual Meeting, shareholders are being asked to elect eight directors, approve on an advisory (non-binding) basis the compensation paid to our named executive officers, approve the 2019 Crawford & Company U.K. Sharesave Scheme and the authorization of 2,000,000 shares of Class A Common Stock for issuance under the plan, approve an amendment to the Crawford & Company Non-Employee Director Stock Plan, approve an amendment to the Crawford & Company 2016 Omnibus Stock and Incentive Plan, and ratify the appointment of Ernst & Young LLP as our independent auditor for the 2019 fiscal year.

In connection with the requested approval of the amendment to the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Plan”), the following additional information is hereby being provided to shareholders:

·	The Plan provides that employees of the Company and its subsidiaries, as well as individuals performing services for the Company and its subsidiaries are eligible to participate in the Plan. As of April 25, 2019, there were approximately 9,500 employees of the Company and its subsidiaries and approximately 630 individuals actively performing services for the Company and its subsidiaries eligible to be selected by the Compensation Committee of the Company’s Board of Directors to participate in the Plan and receive awards.

This additional information should be read in conjunction with the Proxy Statement, which was provided and made available to shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting.

Thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Harsha V. Agadi
President and Chief Executive Officer